EXHIBIT 99.1

Contact

Jay Shuler

303-442-5455

jshuler@carrieraccess.com

FOR IMMEDIATE RELEASE

Carrier Access signs 3-year supply agreement with

Cingular to provide next-generation RAN equipment

July 25, 2006 - Boulder, CO - Carrier Access Corporation (NASDAQ: CACS, www.carrieraccess.com) today announced that they have signed a three year supply agreement with Cingular Wireless to provide next generation equipment for their radio access network (RAN).

The selection by Cingular of the Carrier Access MASTERseries(TM) platform, with FLEXengine technology, extends the relationship by adding new products that provide a broader range of data networking solutions for Cingular. FlexEngine(TM) technology, incorporates IP management, voice and data prioritization, dynamic bandwidth re-use, and transport data convergence.

FLEXengine technology enables mobile operators to provide high-capacity voice and data services reliably over multiple T1/E1, optical, or Ethernet Radio Access Network connections. This allows Cingular to provide multimedia data services - such as music downloads, email, web browsing, and video - over their cellular networks, with higher reliability and at lower costs.

Cingular has over 47,000 cell sites, of which over 17,000 are already installed with Carrier Access MASTERseries nodes. This new contract not only gives Carrier Access the opportunity to place new nodes in the remaining 30,000 sites, but also the ability to upgrade the existing sites with incremental hardware and software capabilities.

Carrier Access also provides value-added services to Cingular, including installation and technical services.

About Carrier Access

Carrier Access (www.carrieraccess.com) designs and manufactures carrier class equipment that allows service providers and their business customers to evolve their networks gracefully to IP, resulting in increased network capacities, lower costs, and accelerated service revenues. Carrier Access is the leading provider of radio access network technology in North America, with tens of thousands of cell site nodes deployed, and is also a leading provider of VoIP solutions that converge voice and data access over IP network connections. To date, Carrier Access has delivered more than 285,000 communications systems in 36 countries, supporting 8.6 million voice and data lines.

Forward-Looking Statement Caution

This press release may contain forward-looking statements regarding the impact and expansion of Carrier Access’ relationship with Cingular, sales of new product and software to Cingular, the performance and cost-effectiveness of the Carrier Access product line, and its ability to migrate current network applications to future network applications that are based on current expectations and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Many of the risks and uncertainties in Carrier Access’ business are discussed in detail in its filings with the Securities and Exchange Commission, including the Form 10-K Report for the year ended December 31, 2005. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Carrier Access, MASTERseries, FlexEngine, and the Carrier Access logo and tagline are trademarks of Carrier Access Corporation.